EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Number 33-66826 (dated August 2, 1993 on Form S-8), Number 33-78546 (dated May 2, 1994 on Form S-8), Number 33-71416 (Post-Effective Amendment No. 3 to Form S-1 on Form S-3 dated May 16, 1995), Number 33-95432 (dated August 4, 1995 on Form S-8), Number 333-1748 (dated March 28, 1996 on Form S-3) and Number 333-19471 (dated January 9, 1997 on Form S-3) of DynaGen, Inc. of our report dated January 24, 1997 on the balance sheet of Superior Pharmaceutical Company as of December 31, 1996 and 1995 and the related statements of earnings, statement of retained earnings and cash flows for the three years ended December 31, 1996, appearing in DynaGen, Inc.'s Current Report on Form 8-K/A dated July 10, 1997.




                                                     GRANT THORNTON LLP


Cincinnati, Ohio
July 10, 1997